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                                                                    Exhibit 10.2

                        AIR PRODUCTS AND CHEMICALS, INC.
                            LONG TERM INCENTIVE PLAN
                             FY2004 AWARDS AGREEMENT

l. You are hereby granted FY2004 Awards consisting of Stock Options ("Options") and shares of Company Common Stock ("Restricted Shares") under the Air Products and Chemicals, Inc. Long Term Incentive Plan as amended and restated on January 23, 2003 (the "Plan"). The Options are "Nonstatutory Stock Options" as described in Section 6 of the Plan. The Restricted Shares are described in Section 8 of the Plan. The Management Development and Compensation Committee of the Company's Board of Directors has approved these Awards subject to the applicable provisions of the Plan and the terms of this Agreement, and contingent upon your execution of this Agreement. All capitalized terms used in this Agreement have the meaning ascribed to them in the Plan.

2. Each Option entitles you to purchase one share of Common Stock ("Share") at a purchase price of $45.53 per share as described below. You can first purchase Shares as follows: (i) up to one-third of the Shares may be purchased on or after 1 October 2004 and (ii) up to an additional one-third of such Shares may be purchased on or after 1 October 2005 and 2006, respectively. The Options cannot be exercised with respect to fractional Shares, and accordingly, the number of Shares will be rounded down to the nearest Share on the first two of the foregoing dates and up to the nearest Share on the third such date to eliminate fractional Shares. The Options were granted on 1 October 2003 and will continue for a period of ten (10) years and one day from such grant date and will expire and no longer be exercisable on 2 October 2013.

3. You may purchase Shares by delivering to the Company at its principal offices in Allentown, Pennsylvania, written notice of exercise of the Option on forms to be provided by the Company and the full purchase price of the Shares. Payment of the purchase price may be made in cash, by the delivery of an irrevocable exercise notice coupled with irrevocable instructions to a designated broker to simultaneously sell the Shares and deliver to the Company on the settlement date the portion of the proceeds representing the purchase price and any taxes to be withheld, or by delivery or attestation of ownership of other shares of Common Stock owned by you. Payment of any taxes required to be withheld at the time of exercise may be made in cash (including from a broker on the settlement date) or by having the number of Shares acquired in the exercise reduced by an amount equal in value to the amount of such taxes required to be withheld.

4. Your Options terminate as of the close of business on the last day of your employment with the Company or a Subsidiary, unless your employment ends due to your death, Disability or Retirement. However, Options which are wholly unvested and which have been held for less than one year from the date of grant terminate when employment ends for any reason. Upon your Retirement, Disability or death on or after 30 September 2004, any unexercisable portion of the Options will be extended for the remaining term of the award (that is, will become vested and be exercisable) as if you have continued to be an active employee of the Company or a Subsidiary.

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5.       In the event of a Change in Control, the Options become exercisable on the later of the Change in Control or the first date more than six months from grant. Further, during the 30-day period following a Change in Control, Options may be surrendered for payment of 100% of the "spread" between the value of the Shares (as defined in Section 11(a)(A) of the Plan), and the purchase price.

6. Options are nonassignable and nontransferable except to your Designated Beneficiary, by will or by the laws of descent and distribution, or by gift to family members or to trusts of which only family members are beneficiaries. Transfers by gift can be made only after the Option has become exercisable and subject to such administrative procedures and to such restrictions and conditions as the officers of the Company shall determine to be consistent with the purposes of the Plan and the interests of the Company and/or to be necessary or appropriate for compliance with all applicable tax and other legal requirements. Subject to the foregoing, you may transfer Options by gift only by delivering to the Company at its principal offices in Allentown, Pennsylvania, written notice of the intent to transfer the Options on forms to be provided by the Company.

7. The Restricted Shares shall be issued to you, contingent upon your execution of this Agreement, as of October 2, 2003. Upon issuance of the Restricted Shares, you shall have all the rights of a shareholder with respect to the Restricted Shares, including the right to vote such Restricted Shares and receive all dividends or other distributions paid with respect to the Restricted Shares, subject only to the restrictions contained in Paragraph 8 below. In the event of any change in the outstanding shares of Common Stock of the Company or the occurrence of certain other events described in Section 12 of the Plan, an equitable adjustment of the number of Restricted Shares covered by this Agreement shall be made consistent with the impact of such change or event upon the rights of the Company's other shareholders, and any additional shares of Common Stock issued to you as a result of such adjustment shall be Restricted Shares subject to this Agreement, including, without limitation, the restrictions contained in Paragraph 8.

8. The "Restriction Period" with respect to the Restricted Shares shall be the period beginning October 2, 2003 and ending upon the earliest of your Retirement, Disability or death or a Change in Control of the Company. During the Restriction Period, the Restricted Shares may not be sold, assigned, transferred, encumbered, or otherwise disposed of by you; provided however, that upon your exercise of Stock Options, such Restricted Shares may be used to pay the purchase price by attestation, with the stipulation that the Restricted Shares attested will remain subject to the restrictions of this Paragraph 8 and the terms of this Agreement. If your employment by the Company and all its Subsidiaries is terminated for any reason prior to October 2, 2005, or for any reason other than Retirement, Disability or death after October 1, 2005, the Restricted Shares shall be returned to the Company and forfeited in their entirety; provided that, in the event of a Change in Control of the Company, your rights to the Restricted Shares shall become immediately transferable and nonforfeitable.

9. At the end of the Restriction Period, and, if earlier, upon your election to include the value of the Restricted Shares in your federal taxable income pursuant to Internal Revenue Code Section 83(b), payment of taxes required to be withheld by the Company must be made. When taxation occurs at the end of the Restriction Period, applicable

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         taxes will be withheld by reducing the number of the Restricted Shares issued to you by an amount equal in market value to the taxes required to be withheld. In the event you make a section 83(b) election, applicable taxes must be paid in cash to the Company at the time the election is filed with the Internal Revenue Service.

10. In the event your employment is terminated due to your death on or after October 1, 2005, the Restricted Shares shall be transferred free of restriction, net of any applicable taxes, to your Designated Beneficiary or, if none, to your legal representative.

11. Notwithstanding the above, your FY2004 Awards are granted subject to forfeiture for breach of the following conditions ("Conditions"):

         (i) You continue to comply with the terms of your employee patent and trade secret agreement and with all other agreements with, and obligations and duties to, the Company and any of its subsidiaries and affiliates (hereafter, together, the "Company"), and refrain from conducting yourself in a manner adversely affecting the Company;

         (ii) Without limiting the generality of the foregoing, while employed by the Company and for two years following your separation from service with the Company for any reason, you

                  - Refrain from engaging in any activity in competition with the Company, whether as an officer, director, employee, consultant, advisor, agent, broker, independent contractor, partner, shareholder, or principal of any corporation, partnership, proprietorship, firm, association, person or other entity;

                  - Refrain from undertaking any employment or activity wherein the fulfillment of your duties would call upon you to reveal, to make judgments on, or otherwise to use any "confidential information" of the Company;

                  - Refrain from directly or indirectly, either for yourself or for any other person, diverting or taking away or attempting to divert or take away (or calling on or soliciting or attempting to call on or solicit) any of the Company's customers or patrons, including but not limited to those upon whom you called or whom you solicited or with whom you became acquainted while employed by the Company; and

                  - Refrain from directly or indirectly or by action in concert with others, inducing or influencing (or seeking to induce or influence) any person who is engaged (as an employee, agent, independent contractor, or otherwise) by the Company to terminate his or her employment or engagement.

         If, in the Committee's sole discretion, it is determined that you have breached any of the foregoing Conditions, after notice by registered mail directed to your last known address, all of your outstanding awards under the Plan, including any unexercised Options and any Restricted Shares which are still subject to restriction will be completely terminated.
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         Notwithstanding any other provisions hereof, following or in connection with a Change in Control, the foregoing Conditions shall lapse and be of no further force or effect.